Exhibit 10.31
Executive
INCENTIVE AGREEMENT
     This Incentive Agreement (“Agreement”) is entered into this ___ day of November, 2005 (the “Effective Date”), between [INSERT EMPLOYEE NAME] (“Employee”) and ADVANCED BIOTHERAPEUTICS, INC. (individually, “Employer,” and, collectively with its affiliates, Athersys, Inc. (“Athersys”) and ReGenesys, LLC, the “Company”).
     WHEREAS, the Employee is employed by Advanced Biotherapeutics, Inc., a wholly-owned subsidiary of Athersys; and
     WHEREAS, the Company is actively pursuing potential business and financial transactions to provide the Company with additional capital to further develop the Company’s product opportunities; and
     WHEREAS, the Company is undertaking a restructuring and refocusing of the Company’s internal programs; and
     WHEREAS, the Board of Directors of Athersys believes that the loss of certain employees could materially impact the Company’s ability to close a business or financial transaction; and
     WHEREAS, the Board of Directors of Athersys believes that it is in the best interests of Athersys and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of Athersys for the benefit of the stockholders and other stakeholders.
     NOW THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:
1.	Definitions. For purposes of this Agreement, the following definitions shall apply:
a.	“Asset Sale Bonus” shall mean a lump sum cash (except as provided below) payment equal to Employee’s Pro Rata Share of 5% of the Gross Value of the aggregate consideration received in an Asset Sale Transaction. The Asset Sale Bonus will be paid to Employee on the Asset Sale Transaction closing date. Notwithstanding the foregoing, in the event that the proceeds from the Asset Sale Transaction consist entirely of equity consideration, Employee agrees, at the Company’s option, to take 50% of the Asset Sale Bonus in cash and 50% of the Asset Sale Bonus in the equity received by the Company if the Company is permitted to transfer such equity to Employee.

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b.	“Asset Sale Transaction” shall mean any sale or other conveyance of assets of the Company (e.g., a sale of rights to a business program) or capital stock of any subsidiary of the Company in which the Gross Value of the aggregate consideration received is at least equal to $1,000,000, in any case other than a Financing Transaction — Level One, a Financing Transaction — Level Two or an M&A Transaction.

c.	“Bonus” shall mean any one or a combination of an Asset Sale Bonus, a Financing Bonus, or an M&A Bonus.

d.	“Cause” shall mean: (i) the commission of an act of fraud, embezzlement, theft or other criminal act constituting a felony; (ii) the willful or wanton disregard of the rules or policies of the Employer or its affiliates that results in a material loss, damage or injury to the Employer or its affiliates; (iii) the repeated failure of Employee to perform duties consistent with Employee’s position or to follow or comply with the reasonable directives of the Employer’s or its affiliates’ Board of Directors (or applicable officer in the case of ReGenesys, LLC) or Employee’s superiors after having been given notice thereof (e.g., the insubordination of Employee); or (iv) the material breach of any provision contained in a written non-competition, confidentiality or non-disclosure agreement between the Employer or any of its affiliates and Employee.

e.	“Financing Bonus — Level One” shall mean a lump sum cash payment equal to two (2) months of Employee’s base salary, paid to Employee in two equal installments, the first being paid on the later of June 30, 2006 or the Financing Transaction — Level One closing date, and the second being paid on December 31, 2006. For the avoidance of doubt, a Financing Bonus — Level One can be paid only once.

f.	“Financing Bonus — Level Two” shall mean a lump sum cash payment equal to an additional two (2) months of Employee’s base salary paid to Employee in two equal installments, the first being paid on the later of June 30, 2006 or the Financing Transaction — Level Two closing date, and the second being paid on December 31, 2006. A Financing Bonus — Level One, together with a Financing Bonus — Level Two, are referred to together herein as a “Financing Bonus.” For the avoidance of doubt, a Financing Bonus — Level Two can only be paid once.

g.	“Financing Transaction — Level One” shall mean the receipt by the Company, or the promise to pay or make payments to the Company, of at least $10 million in the aggregate of non-contingent cash payments or investments, including without limitation license fees, up-front payments, payments in exchange for the issuance of capital stock of the Company, committed research payments, and any other form of cash payment that is not contingent on future events or milestones, in connection with one or

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more collaborative, licensing, or equity (including debt securities that may be convertible into equity securities) financing transactions that close by December 31, 2006.

h.	“Financing Transaction — Level Two” shall mean the receipt by the Company, or the promise to pay or make payments to make payments to the Company, of at least $25 million in the aggregate of non-contingent cash payments or investments, including without limitation license fees, up-front payments, payments in exchange for the issuance of capital stock of the Company, committed research payments, and any other form of cash payment that is not contingent on future events or milestones, in connection with one or more collaborative, licensing or equity (including debt securities that may be convertible into equity securities) financing transactions that close by December 31, 2006. For the avoidance of doubt, a Financing Transaction — Level Two includes any non-contingent cash payments from a Financing Transaction — Level One. For example, if the cash payments to the Company from a financing transaction are $15 million and another financing transaction is consummated at a later date (but prior to December 31, 2006) in which the cash payments to the Company are $10 million, both the Financing Transaction — Level One and the Financing Transaction — Level Two milestones will be met. If the cash payments to the Company from a financing transaction are $10 million and another financing transaction is consummated at a later date (but prior to December 31, 2006) in which the cash payments to the Company are $10 million, only the Financing Transaction — Level One milestone will be met (and only one Financing Bonus — Level One shall be payable).

i.	“Gross Value” shall mean, with respect to consideration received by the Company, the value of all consideration (in all cash and non-cash forms) received. All such consideration shall be measured in actual dollars received, when paid in cash, and, when payable in a form other than cash, the fair market value of the non-cash consideration. The fair market value of any non-cash consideration shall be determined in good faith by the Board of Directors of Athersys.

j.	“Key Employees” shall mean Dr. Gil Van Bokkelen, Dr. John Harrington, Dr. Kurt Brunden, Dr. Robert Deans, Mr. William (BJ) Lehmann, and Mrs. Laura Campbell.

k.	“M&A Bonus” shall mean a lump sum cash (except as provided below) payment equal to the greater of (i) Employee’s Pro Rata Share of $1 million and (ii) Employee’s Pro Rata Share of 5% of the Gross Value of the aggregate consideration received in an M&A Transaction. The M&A Bonus will be paid to Employee on the M&A Transaction closing date. Notwithstanding the foregoing, in the event that the proceeds from the

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M&A Transaction consist entirely of equity consideration payable to the Company, Employee agrees, at the Company’s or the surviving corporation’s option, to take 50% of the M&A Bonus in cash and 50% of the M&A Bonus in the equity received by the Company’s stockholders if the Company or surviving corporation is permitted to transfer such equity to Employee.

l.	“M&A Transaction” shall mean (i) the sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets or capital stock of Athersys (other than by way of merger or consolidation), or (ii) (A) Athersys consolidating with any person, (B) Athersys merging with and into any person, pursuant to which merger such person is the surviving entity, (C) any person merging with and into Athersys, pursuant to which merger Athersys is the surviving entity and the holders of capital stock of Athersys outstanding immediately prior to such merger hold less than a majority of the voting power of the capital stock of Athersys immediately after giving effect to the merger, or (D) any other transaction deemed to be an M&A Transaction per the non-executive members of the Board of Directors of Athersys.

m.	“Pro Rata Share” shall mean a share of compensation equal to the percentage of Employee’s gross annual salary at the time of such measurement divided by the total gross annual salary of the Key Employees.

n.	“Terminated Without Cause” shall mean the termination of Employee’s employment with the Company for any reason other than a termination for Cause.
2.	Payment of Bonus; Effect of Termination of Employment.
a.	Triggering Event for Financing Bonus. Upon the achievement by the Company of a Financing Transaction — Level One and/or a Financing Transaction — Level Two, and as long as Employee has maintained continuous employment with the Employer or the Company from the Effective Date hereof through the respective payment dates of any Financing Bonus (except as otherwise provided in Section 2.d. below), Employee shall be entitled to receive the applicable Financing Bonus, not to exceed four (4) months of salary in the aggregate.

b.	Triggering Event for M&A Bonus. Upon the achievement by the Company of an M&A Transaction, and as long as Employee has maintained continuous employment with the Employer or the Company from the Effective Date hereof through the payment date of any M&A Bonus (except as otherwise provided in Section 2.d. below), Employee shall be entitled to receive the M&A Bonus.

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c.	Triggering Event for Asset Sale Bonus. Upon the achievement by the Company of an Asset Sale Transaction, and as long as Employee has maintained continuous employment with the Employer or the Company from the Effective Date hereof through the payment date of any Asset Sale Bonus (except as otherwise provided in Section 2.d. below), Employee shall be entitled to receive the Asset Sale Bonus.

d.	In the event that a Bonus has been earned, but, after such Bonus has been earned, Employee’s employment has been (i) Terminated Without Cause, (ii) terminated due to death or (iii) terminated due to disability on or prior to the payment dates of the Bonus, the Bonus will be paid to Employee, or his or her legal representative or guardian, as applicable, in the event of termination due to items (ii) or (iii) above, on the date Employee’s employment is terminated, provided that (A) in the case of item (i) above, Employee, and (B) in the case of items (ii) or (iii) above, Employee’s legal representative or guardian, as applicable, has executed a standard general release agreement.

e.	Taxes. Payment of any Bonus will be subject to withholding of applicable income and employment taxes.

f.	No Bonus. No Bonus will be payable hereunder to Employee if Employee’s employment is terminated voluntarily or for Cause prior to any Bonus payment date hereunder.
3.	At-Will Employment. This Agreement does not guarantee or imply any right to continued employment for any period whatsoever. Employer and Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.

4.	Non-Disparagement. Employee agrees not to, directly or indirectly, engage in negative conduct regarding Company. Such conduct, which includes but is not limited to oral and written statements, is that which could adversely affect a current or prospective entity’s decision to do business with Company or that which could impugn, disparage or damage Company, or its officers’, directors’, or employees’ professional or business reputation. Additionally, Employee agrees to not, directly or indirectly, make or cause any third parties to engage in negative conduct towards Company. Further, Employee represents and warrants that he/she has not previously engaged in any negative conduct towards Company. The provisions of this Section 4 shall apply during the term of this Agreement and for a period of two (2) years after Employee’s employment terminates for any reason.

5.	Nondisclosure of Terms.

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a.	Employee and Company agree that the terms, conditions, amount, and fact of this Agreement are to be kept and shall remain confidential and are not to be disclosed, discussed, or divulged in any manner, except as required by law. This prohibition includes, but is not limited to, discussions with any print, television, internet, radio, or any other media. However, Employee may discuss the terms of this Agreement with immediate family members, legal counsel, and tax advisors (who shall also keep this Agreement confidential). Employee agrees that he or she will notify any such immediate family members, legal counsel, and tax advisors of the confidential nature of this Agreement.

b.	In the event that Employee receives any order, subpoena or other compulsory legal process demanding production or disclosure of this Agreement, Employee agrees that he or she will promptly notify Company in writing of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure, at least ten (10) business days prior to the date that such disclosure is to be made or immediately upon receipt of the requested disclosure. Employee agrees not to oppose any action that Company might take with respect to any such requested disclosure.
6.	Effect On Prior Agreements. Employee acknowledges and agrees that, with the exception of the Employment Agreement Relating to Intellectual Property and Confidential Information, the Option Agreements, the Employee Shareholder Agreement, the Employment Agreement, the Directors and Officers Indemnification Agreement, and the Non-Competition Agreement by and between the Company and Employee, this Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes and extinguishes all prior negotiations and agreements, whether written or oral, between the parties concerning their employment relationship. Employee agrees to continue to honor the Employment Agreement Relating to Intellectual Property and Confidential Information, which remains in full force and effect.

7.	Duration. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied; provided, however, that this Agreement may be extended for an additional period or periods by resolution adopted by the Board of Directors at any time during the period that the Agreement is in effect; and provided, further, that the provisions of Sections 4 and 5 will survive termination of this Agreement.

8.	Miscellaneous Provisions.
a.	Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not

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expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

b.	Modification. This Agreement may not be modified or terminated orally, but rather can be terminated or modified only by way of a writing, signed by both parties.

c.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

d.	Remedies. In the event of a breach of this Agreement by any party, the other party shall have the right to exercise any and all remedies at law. Furthermore, Employee acknowledges and agrees that in the event Employee breaches the Agreement, Employee immediately forfeits any right to future payments under this Agreement. Employee further acknowledges and agrees that any breach by the Employee of this Agreement cannot be compensated by money damages alone, and therefore agrees that the Company, in addition to and without limiting Company’s right to any other remedy, shall have a right to obtain an injunction against Employee from any court of competent jurisdiction.

e.	Choice of Law. The terms of this Agreement are to be construed and interpreted in accordance with the laws of the State of Ohio.

f.	Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Notwithstanding anything to the contrary in the foregoing, Employee hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets.

g.	Severability. The provisions of this Agreement are severable, and thus if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will be binding and enforceable.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first written above.

[Employee Name]			Advanced Biotherapeutics, Inc.

By:

				Name:	Gil Van Bokkelen
				Title:	President & CEO

Date			Date

Acknowledged By:

Athersys, Inc.			ReGenesys, LLC

By:			By:

	Name:	John Harrington		Name:	William (BJ) Lehmann
	Title:	Executive Vice President & CSO		Title:	Vice President, Secretary & Treasurer

Date			Date

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